Exhibit 99.1

Asure Announces Second Quarter 2020 Results

AUSTIN, TX – August 10, 2020 – Asure (NASDAQ: ASUR), a leading provider of cloud-based Human Capital Management (HCM) software solutions, reported results for the second quarter ended June 30, 2020.

“We are encouraged by our strong HCM business bookings despite the obvious uncertainty COVD-19 has created for small businesses. Asure continues to make progress on our strategic initiatives, including product innovation and go-to-market investments while accelerating expense reductions after the Workspace business sale. We will never stop providing our customers with the service, technology and support they need to survive and thrive in the crisis,” said Mr. Goepel.

Second Quarter 2020 Key HCM Highlights

•	HCM revenue of $14.1 Million, above consensus of $13.9 Million
•	Non-GAAP EPS of $0.03, above consensus of $(0.04)
•	HCM bookings up 21% year-over-year
•	COVID-19 Resource Center and webinars benefited more than 10,000 small-businesses attendees since launch
•	Workspace Management transition services agreement completed on time in June

Three Months Ended June 30 Financial Summary

	For the three months ended June 30
In thousands, except per share data	2020	2019	Change (%)
REVENUE
GAAP Revenue (HCM)*	$14,115	$17,274	-18.5%

GROSS PROFIT
GAAP Gross Profit (HCM)*	$8,107	$10,215	-20.6%
GAAP Gross Margin (HCM)*	57.4%	59.1%	-2.9%
Non-GAAP HCM Gross Profit**	$9,129	$11,081	-17.6%
Non-GAAP HCM Gross Margin**	64.7%	64.1%	0.9%

EARNINGS
GAAP Net Income (Loss)*	$(3,944)	$(6,298)	NM
Non-GAAP Net Income**	$451	$(828)	NM
GAAP Net Income (Loss) per share*	$(0.25)	$(0.41)	NM
Non-GAAP Net Earnings per share***	$0.03	$(0.05)	NM

EBITDA
Non-GAAP HCM EBITDA**	$1,409	$3,558	-60.4%
Non-GAAP HCM EBITDA Margin**	10.0%	20.6%	-51.5%

*    With the sale of the Workspace Management division on December 2, 2019, Asure has classified this business line as discontinued operations for the fiscal year 2019. As a result, Workspace Management is not included in GAAP revenue, GAAP gross profit, GAAP gross margin, and GAAP net income from continuing operations for the periods presented above. While discontinued operations are included in GAAP net income, it is not included in GAAP net income from continuing operations.

**   Non-GAAP financial measures are reconciled to GAAP in the tables set forth in this release.

*** Historical non-GAAP Net Earnings Per Share from Continuing Operations adjusted for 0% effective tax rate for comparison purposes.

NM indicates Not Meaningful Information

Financial Commentary

“Small business have experienced unprecedented economic headwinds due to the COVID-19 pandemic, which adversely impacted Asure’s second quarter financial performance. While our key business metrics have improved since the end of May as businesses began reopening and employees began returning to work, it is unclear whether this trend will continue given the uncertain macroeconomic environment. Nevertheless, as an essential small business, Asure remains committed to helping our 50,000 indirect and 10,000 direct small-business customers grow in this challenging environment,” said Mr. Goepel.

“Year-over-year declines in revenue, gross profit and adjusted EBITDA were primarily driven by lower check volumes, due to fewer customers processing payrolls as well as fewer employees paid as a result of COVID-related shutdowns. Still, we remain confident about our financial and competitive position and look forward to a gradual return to more normal operating conditions,” said CFO Kelyn Brannon.

Asure delivered the following results (HCM only) for its second quarter ended June 30, 2020:

Revenue: Total revenue for the second quarter of 2020 was $14.1 million, a decrease of 18.5% from $17.3 million in the year-ago quarter. Revenue mix for the quarter was comprised primarily of recurring revenue, which represented 97% of total revenue with professional services, hardware and other revenue representing the remaining 3%.

Gross Profit: GAAP gross profit for the second quarter of 2020 was $8.1 million (57.4% margin), a decline from $10.2 million (59.1% margin) in the year-ago period. Non-GAAP HCM gross profit for the second quarter of 2020 was $9.1 million (64.7% margin), a decline from $11.1 million (64.1% margin) in the second quarter of 2019.

Earnings (Loss) per Share: GAAP earnings per share were $(0.25), compared with $(0.41) in the prior year quarter. Non-GAAP HCM earnings per share* were $0.03, as compared with $(0.05) in the year-ago quarter.

Non-GAAP HCM EBITDA: Non-GAAP HCM EBITDA was $1.4 million (10.0% margin), representing a decline from $3.6 million (20.6% margin) in the second quarter of 2019.

Recent Business Highlights

Announces Changes to Senior Leadership and Board of Directors Changes. These changes are intended to deepen industry expertise and drive growth. These changes come as the company has successfully completed transition services related to its Workspace business sale. Details of these actions are provided in separate press release.

COVID-19 Resource Center. This initiative continues to help SMBs survive the pandemic and rebound in the aftermath of the pandemic. These resources include disaster-proof payroll with paycards, free emergency HR services, stimulus package for businesses questions answered, and multiple free educational webinars.

Added to Russell 3000® Index. Effective June 8, 2020 Asure was added as a member of the broad-market Russell 3000 Index as part of the 2020 Russell US Indexes reconstitution. Membership remains in place for one year and means automatic inclusion on the small-cap Russell 2000® Index as well as the appropriate growth and value style indexes.

Impact of the COVID-19 Pandemic

During the second quarter of 2020, we continued to take proactive measures to ensure the safety of our employees and shore up business continuity processes in light of the increasing risks from COVID-19. We believe that these actions will ensure that our small-business customers continue to receive the same level of service they have come to expect. We continue to actively monitor the situation and may take further actions that alter our business operations as may be required by federal, state or local authorities or that we determine are in the best interests of our employees and clients. We have insights into the shorter-term effects of the COVID-19 pandemic, but it is not currently possible to estimate the full impact that the crisis could continue to have on our business and results of operations.

Macro Observations. The COVID-19 pandemic has resulted in significant economic and operational headwinds, including higher unemployment and out-of-business rates as well as lower same-store sales, customer fund balances, and interest rates. These factors negatively affected our recurring revenue in the second quarter of 2020, and we expect that our recurring revenue in future periods will continue to be negatively impacted by shelter-in-place orders forcing many of our customers to close as well as the phasing in of rehiring.

Our People. We maintained our work-from-home arrangements implemented in March for the safety of our employees, while simultaneously ensuring our clients continued to receive the same level of service they have come to expect. More than 90% of our workforce continue to a work-from-home model.

Small-Business Customers. We launched the COVID-19 Response Center in the second quarter for customer and non-customer small businesses and increased customer engagement. We also redirected development resources to integrate new legislation in our products, including CARES-specific reports designed to help small businesses apply for and receive PPP loan forgiveness.

Financials. While experienced a significant impact to dollar retention, our new bookings grew 21% year-over-year in second quarter 2020. Also during the quarter, we implemented significant client outreach and expense reductions.

Conference Call Details

Asure management will host a conference call today, Monday, August 10, 2020, at 4:30pm Eastern time (3:30pm Central time). Asure CEO Pat Goepel and CFO Kelyn Brannon will host the conference call, followed by a question and answer session.

U.S. dial-in: (877) 853-5636

International dial-in: (631) 291-4544

Conference ID: 6255756

The conference call will be broadcast live and available for replay via the investor relations section of the company's website.

*Non-GAAP Financial Measures. This press release includes information about non-GAAP diluted earnings per share, non-GAAP tax rates, non-GAAP net income, non-GAAP gross profit, and non-GAAP EBITDA (collectively the "non-GAAP financial measures"). These non-GAAP financial measures are measurements of financial performance that are not prepared in accordance with U.S. generally accepted accounting principles and computational methods may differ from those used by other companies. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.

Non-GAAP EBITDA differs from GAAP net loss in that it excludes items such as interest, tax, depreciation, amortization, stock compensation, and one-time expenses. Asure is unable to predict with reasonable certainty the ultimate outcome of these exclusions without unreasonable effort. Therefore, Asure has not provided guidance for GAAP net loss or a reconciliation of the foregoing forward-looking Non-GAAP EBITDA guidance to GAAP net loss.

Management uses both GAAP and non-GAAP measures when planning, monitoring, and evaluating the company's performance.

The primary purpose of using non-GAAP measures is to provide supplemental information that may prove useful to investors and to enable investors to evaluate the company's results in the same way management does.

Management believes that supplementing GAAP disclosure with non-GAAP disclosure provides investors with a more complete view of the company's operational performance and allows for meaningful period-to-period comparisons and analysis of trends in the company's business. Further, to the extent that other companies use similar methods in calculating non-GAAP measures, the provision of supplemental non-GAAP information can allow for a comparison of the company's relative performance against other companies that also report non-GAAP operating results.

Specifically, management is excluding the following items from its non-GAAP earnings per share, as applicable, for the periods presented in the first quarter 2020 financial statements:

Quarterly and annual GAAP income statements for 2019 were recast as if the Workspace Management business, which was sold on December 2, 2019, was sold as of January 1, 2019. Further, the Workspace Management GAAP income statements were recast into income from discontinued operations.

Stock-Based Compensation Expenses. The company's compensation strategy includes the use of stock-based compensation to attract and retain employees and executives. It is principally aimed at aligning their interests with those of our stockholders and at long-term employee retention, rather than to motivate or reward operational performance for any particular period. Thus, stock-based compensation expense varies for reasons that are generally unrelated to operational decisions and performance in any particular period.

Amortization of Purchased Intangibles. The company views amortization of acquisition-related intangible assets, such as the amortization of the cost associated with an acquired company's research and development efforts, trade names, customer lists and customer relationships, and acquired lease intangibles, as items arising from pre-acquisition activities determined at the time of an acquisition. While these intangible assets are continually evaluated for impairment, amortization of the cost of purchased intangibles is a static expense, one that is not typically affected by operations during any particular period.

Income Tax Effects and Adjustments. Beginning in first quarter 2018, the company started using a fixed projected non-GAAP tax rate in order to provide better consistency across the interim reporting periods by eliminating the effects of items such as changes in the tax valuation allowance and non-cash tax effects of acquired goodwill and amortization, since each of these can vary in size and frequency. This tax rate could be subject to change for a variety of reasons, such as significant changes in the acquisition activity or fundamental tax law changes in major jurisdictions where the company operates. The company re-evaluates this tax rate on an annual basis or when any significant events that may materially affect this rate occur. The non-GAAP tax rate is currently projected to be approximately zero (0.0) percent.

Amortization of Capitalized Internal-Use Software, Acquisition-Related, and One-Time Expenses. The company’s non-GAAP financial measures exclude amortization of internal-use capitalized software costs and acquisition-related expenses as well as one-time expenses, such as material tax credits, material interest-expense credits, severance, recruitment, proforma adjustments of the impact of post sale HCM restructuring, and relocation.

About Asure

Asure (NASDAQ: ASUR) sees Human Capital Management (HCM) through the lens of entrepreneurs and executives with an owner’s mentality. We help more than 60,000 small and mid-sized businesses develop their “Human Capital” to get to the next level, stay compliant, and allocate their time, money and technology toward growth. Asure HCM solution includes Asure Payroll & Tax, Asure HR, and Asure Time & Attendance. Our Asure HRServices offering ranges from online compliance tools to a fully outsourced HR department. Visit us at asuresoftware.com.

"Safe harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements about our financial results, which may include expected GAAP and non-GAAP financial and other operating and non-operating results, including revenue, net income, diluted earnings per share, operating cash flow growth, operating margin improvement, deferred revenue growth, expected revenue run rate, expected tax rates, stock-based compensation expenses, amortization of purchased intangibles, amortization of debt discount and shares outstanding. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the company's results could differ materially from the results expressed or implied by the forward-looking statements we make.

The risks and uncertainties referred to above include -- but are not limited to -- risks associated with possible fluctuations in the company's financial and operating results; the company's rate of growth and anticipated revenue run rate, including impact of the current environment, the spread of major epidemics (including Coronavirus) and other related uncertainties such as government-imposed travel restrictions, interruptions to supply chains and extended shut down of businesses, the company's ability to convert deferred revenue and unbilled deferred revenue into revenue and cash flow, and ability to maintain continued growth of deferred revenue and unbilled deferred revenue; foreign currency exchange rates; errors, interruptions or delays in the company's services or the company's Web hosting; breaches of the company's security measures; changes in the forgiveness provisions for loans under the Paycheck Protection Program; domestic and international regulatory developments, including the adoption of new privacy laws; the financial and other impact of any previous and future acquisitions; the nature of the company's business model, including risks related to government contracts; the company's ability to continue to release, gain customer acceptance of and provide support for new and improved versions of the company's services; successful customer deployment and utilization of the company's existing and future services; changes in the company's sales cycle; competition; various financial aspects of the company's subscription model; unexpected increases in attrition or decreases in new business; the company's ability to realize benefits from strategic partnerships and strategic investments; the emerging markets in which the company operates; unique aspects of entering or expanding in international markets, including the compliance with United States export control laws, the company's ability to hire, retain and motivate employees and manage the company's growth; changes in the company's customer base; technological developments; litigation and any related claims, negotiations and settlements, including with respect to intellectual property matters or industry-specific regulations; unanticipated changes in the company's effective tax rate; factors affecting the company's outstanding convertible notes, term loan, and revolving credit facility; fluctuations in the number of company shares outstanding and the price of such shares; collection of receivables; interest rates; factors affecting the company's deferred tax assets and ability to value and utilize them; the potential negative impact of indirect tax exposure; the risks and expenses associated with the company's real estate and office facilities space; and general developments in the economy, financial markets, credit markets and the impact of current and future accounting pronouncements and other financial reporting standards.

Further information on these and other factors that could affect the company's financial results is included in the reports on Forms 10-K, 10-Q and 8-K and in other filings we make with the Securities and Exchange Commission from time to time. These documents are available on the SEC Filings section of the Investor Information section of the company's website at investor.asuresoftware.com

Asure Software assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

© 2020 Asure Software, Inc. All rights reserved.

ASURE SOFTWARE, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	June 30, 2020 (unaudited)	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$29,259	$28,826
Accounts receivable, net of allowance for doubtful accounts of $885 and $904 at June 30, 2020 and December 31, 2019, respectively	5,541	4,808
Inventory	550	656
Prepaid expenses and other current assets	6,080	12,218
Total current assets before funds held for clients	41,430	46,508
Funds held for clients	112,581	137,935
Total current assets	154,011	184,443
Property and equipment, net	8,505	7,867
Goodwill	68,697	68,697
Intangible assets, net	60,477	63,850
Operating lease assets, net	7,215	6,963
Other assets, net	3,693	3,224
Total assets	$302,598	$335,044
Liabilities and stockholders’ equity
Current liabilities:
Current portion of notes payable	$15,695	$2,571
Accounts payable	2,128	1,736
Accrued compensation and benefits	3,205	3,424
Operating lease liabilities, current	1,703	1,575
Other accrued liabilities	4,144	6,556
Deferred revenue	3,766	5,500
Total current liabilities before client fund obligations	30,641	21,362
Client fund obligations	112,857	145,227
Total current liabilities	143,498	166,589
Long-term liabilities:
Deferred revenue	214	322
Deferred tax liability	407	336
Notes payable, net of current portion	17,860	24,142
Operating lease liabilities, noncurrent	6,310	5,937
Other liabilities	223	139
Total long-term liabilities	25,014	30,876
Total liabilities	168,512	197,465
Commitments
Stockholders’ equity:
Preferred stock, $.01 par value; 1,500 shares authorized; none issued or outstanding	-	-
Common stock, $.01 par value; 44,000 and 22,000 shares authorized; 16,225 and 16,098 shares issued, 15,841 and 15,714 shares outstanding at June 30, 2020 and December 31, 2019, respectively	162	161
Treasury stock at cost, 384 shares at June 30, 2020 and December 31, 2019	(5,017)	(5,017)
Additional paid-in capital	397,692	396,102
Accumulated deficit	(259,353)	(253,642)
Accumulated other comprehensive income (loss)	602	(25)
Total stockholders’ equity	134,086	137,579
Total liabilities and stockholders’ equity	$302,598	$335,044

ASURE SOFTWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Recurring	$13,733	$16,624	$32,168	$36,415
Professional services, hardware and other	382	650	893	1,269
Total revenue	14,115	17,274	33,061	37,684
Cost of Sales	6,008	7,059	13,848	13,313
Gross profit	8,107	10,215	19,213	24,371
Operating expenses:
Sales and marketing	2,769	3,058	6,344	5,763
General and administrative	5,193	6,618	11,646	14,807
Research and development	1,377	969	2,551	2,290
Amortization of intangible assets	2,349	2,403	4,698	4,821
Total operating expenses	11,688	13,048	25,239	27,681
Loss from operations	(3,581)	(2,833)	(6,026)	(3,310)
Interest (expense) and other, net	14	(3,069)	710	(5,783)
Loss from continuing operations before income taxes	(3,567)	(5,902)	(5,316)	(9,093)
Income tax expense	377	396	395	642
Loss from continuing operations	(3,944)	(6,298)	(5,711)	(9,735)
Discontinued operations
Income from operations of discontinued operations	-	1,303	-	1,904
Income tax (benefit) expense	-	(28)	-	30
Gain on discontinued operations, net of taxes	-	1,331	-	1,874
Net loss	(3,944)	(4,967)	(5,711)	(7,861)
Other comprehensive income:
Unrealized gain on marketable securities	562	78	627	26
Foreign currency translation loss	-	(365)	-	(46)
Comprehensive loss	$(3,382)	$(5,254)	$(5,084)	$(7,881)

Basic and diluted loss per share from continuing operations
Basic	$(0.25)	$(0.41)	$(0.36)	$(0.63)
Diluted	$(0.25)	$(0.41)	$(0.36)	$(0.63)
Basic and diluted loss per share
Basic	$(0.25)	$(0.32)	$(0.36)	$(0.51)
Diluted	$(0.25)	$(0.32)	$(0.36)	$(0.51)
Weighted average basic and diluted shares
Basic	15,779,000	15,444,000	15,753,000	15,425,000
Diluted	15,779,000	15,444,000	15,753,000	15,425,000

ASURE SOFTWARE, INC.

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(5,711)	$(7,861)
Adjustments to reconcile net loss to net cash (used in) provided by operations:
Depreciation and amortization	7,804	7,935
Amortization of debt financing costs and discount	159	800
Provision for (recovery of) doubtful accounts	142	(350)
Provision for deferred income taxes	71	621
Gain on modification of debt	(123)	-
Share-based compensation	1,026	1,003
Loss on disposals of fixed assets	53	3
Changes in operating assets and liabilities:
Accounts receivable	(2,353)	1,812
Inventory	11	(2,082)
Prepaid expenses and other assets	(485)	678
Accounts payable	425	1,259
Accrued expenses and other long-term obligations	(2,517)	(720)
Operating lease liabilities	(777)	-
Deferred revenue	(1,856)	(256)
Net cash (used in) provided by operating activities	(4,131)	2,842
Cash flows from investing activities:
Acquisitions, net of cash acquired	-	(7,443)
Acquisition of intangible asset	(1,823)	-
Purchases of property and equipment	(547)	(993)
Software capitalization costs	(1,342)	(2,111)
Net change in funds held for clients	33,603	31,943
Net cash provided by investing activities	29,891	21,396
Cash flows from financing activities:
Proceeds from notes payable	8,856	8,000
Payments of notes payable	(2,359)	(4,356)
Proceeds from revolving line of credit	-	4,000
Debt financing fees	(20)	(1,102)
Payments of finance leases	-	(68)
Net proceeds from issuance of common stock	566	722
Net change in client fund obligations	(32,370)	(32,238)
Net cash used in financing activities	(25,327)	(25,042)
Effect of foreign exchange rates	-	16
Net increase (decrease) in cash and cash equivalents	433	(788)
Cash and cash equivalents at beginning of period	28,826	15,444
Cash and cash equivalents at end of period	$29,259	$14,656
Supplemental information:
Cash paid for:
Interest	$589	$4,804
Income taxes	381	31
Non-cash Investing and Financing Activities:
Subordinated notes payable –acquisitions	$-	$2,000
Equity issued in connection with acquisitions	-	555

Reconciliation of GAAP to Non-GAAP

(In thousands, except for per share data)

(In thousands except per share data)	1Q19	2Q19	3Q19	4Q19	1Q20	2Q20

Revenues:	$20,410	$17,274	$17,854	$17,612	$18,947	$14,115
Reconciliation: GAAP to non-GAAP Gross Profit
GAAP Gross profit	$14,156	$10,215	$10,768	$8,178	$11,107	$8,107
Stock compensation	$12	$8	$13	$18	$22	$21
Depreciation and amortization	$675	$670	$685	$999	$926	$934
One Time Hardware Reserve and other	$0	$0	$0	$321	$0	$0
One Time Product Royalties	$189	$188	$168	$129	$91	$67
Non-GAAP gross profit	$15,032	$11,081	$11,634	$9,645	$12,146	$9,129
Non-GAAP gross margin	73.7%	64.1%	65.2%	54.8%	64.1%	64.7%

(In thousands except per share data)	1Q19	2Q19	3Q19	4Q19	1Q20	2Q20
Reconciliation: GAAP Net Income to non-GAAP EBITDA
GAAP Net income (loss) - HCM	$(3,446)	$(6,298)	$(5,624)	$(26,923)	$(1,768)	$(3,944)
Stock compensation	$502	$323	$481	$678	$442	$587
Amortization - intangibles	$2,779	$2,762	$2,738	$5,074	$2,781	$2,746
Acquisition costs and other one-time expenses	$1,942	$1,903	$1,510	$1,277	$1,845	$685
Taxes based on a 0% tax rate	$255	$396	$(130)	$(24,632)	$19	$377
Depreciation	$576	$582	$528	$805	$735	$793
Impairment	$0	$0	$0	$35,060	$0	$0
Restructuring lookback	$821	$821	$821	$821	$0	$0
Interest Expense & Other, Net	$2,714	$3,069	$2,712	$6,952	$235	$165
Non-GAAP EBITDA	$6,143	$3,558	$3,036	$(888)	$4,289	$1,409
Non-GAAP EBITDA margin	30.1%	20.6%	17.0%	-5.0%	22.6%	10.0%

(In thousands except per share data)	1Q19	2Q19	3Q19	4Q19	1Q20	2Q20
Reconciliation: GAAP Net Income to non-GAAP Net Income
GAAP Net income (loss) - HCM	$(3,446)	$(6,298)	$(5,624)	$(26,923)	$(1,768)	$(3,944)
Stock compensation	$502	$323	$481	$678	$442	$587
Amortization - intangibles	$2,779	$2,762	$2,738	$5,074	$2,781	$2,746
Acquisition costs and other one-time expenses	$1,942	$1,903	$1,510	$1,277	$1,845	$685
Taxes based on a 0% tax rate	$255	$396	$(130)	$(24,632)	$19	$377
Impairment	$0	$0	$0	$35,060	$0	$0
Loss on extinguishment of debt	$0	$0	$0	$5,705	$0	$0
Restructuring lookback	$0	$0	$0	$821	$0	$0
One Time Tax Penalty related to Prior periods	$0	$86	$0	$0	$0	$0
Non-GAAP net income	$2,032	$(828)	$(1,025)	$(2,940)	$3,319	$451

(In thousands except per share data)	1Q19	2Q19	3Q19	4Q19	1Q20	2Q20
Calculation of non-GAAP net income per share
Non-GAAP net income	$2,032	$(828)	$(1,025)	$(2,940)	$3,319	$451
Pro forma diluted weighted-average number of common shares	15,436	15,502	15,648	15,803	15,914	15,899
Non-GAAP EPS	$0.13	$(0.05)	$(0.07)	$(0.19)	$0.21	$0.03

*For comparison purposes, excluding non-strategic customer contracts, revenue would have been $19,258 in 1Q19, $16,245 in 2Q19, $16,830 in 3Q19, and $16,628 in 4Q19

Investor Relations Contact:

Jeff Houston

Corporate Development

(512) 437-2349

Jeff.Houston@asuresoftware.com